UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SHARPER IMAGE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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July 25, 2007

TO THE STOCKHOLDERS OF

SHARPER IMAGE CORPORATION:

You are cordially invited to attend the Annual Meeting of Stockholders of Sharper Image Corporation (the “Company”) on August 21, 2007, at 10:00 a.m., which will be held at the Sharper Image Corporation corporate office, 350 The Embarcadero, Sixth Floor, San Francisco, California 94105.

Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, the Company will present a report on its progress during the past year.

Accompanying this Proxy Statement is the Company’s 2006 Annual Report to Stockholders.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope so that your shares will be represented at the Annual Meeting.

Sincerely yours,

/s/ JERRY W. LEVIN

JERRY W. LEVIN

Chairman of the Board

YOUR VOTE IS IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

If you are shareholder of record you can grant a proxy over the Internet or telephone by following the instructions on the proxy card.

SHARPER IMAGE CORPORATION

350 The Embarcadero, Sixth Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 21, 2007

The Annual Meeting of Stockholders of Sharper Image Corporation (the “Company”) will be held at the Sharper Image Corporation corporate office, 350 The Embarcadero, Sixth Floor, San Francisco, California 94105, on August 21, 2007, at 10:00 a.m., for the following purposes:

1. To elect Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

2. To ratify the selection of Deloitte & Touche LLP as the Company’s registered public accounting firm for the fiscal year ending January 31, 2008;

3. To approve the Management Incentive Plan; and

4. To transact any other business which may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

Stockholders of record at the close of business on July 23, 2007, will be entitled to vote at the Annual Meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy in the envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JERRY W. LEVIN

JERRY W. LEVIN

Chairman of the Board

San Francisco, California

July 25, 2007

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS OF

SHARPER IMAGE CORPORATION

To Be Held August 21, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sharper Image Corporation, a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. at the Sharper Image Corporation, 350 The Embarcadero, Sixth Floor, San Francisco, California 94105, on August 21, 2007, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. An annual report, consisting of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and other information required by the rules of the Securities and Exchange Commission, is being mailed to stockholders, along with these proxy materials on or about August 6, 2007.

The address of the principal executive office of the Company is 350 The Embarcadero, Sixth Floor, San Francisco, California 94105.

VOTING RIGHTS

Only stockholders of record of the Company’s Common Stock (“Common Stock”) at the close of business on July 23, 2007, will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to come before the Annual Meeting. On July 23, 2007, there were 15,149,247 shares of Common Stock outstanding.

The enclosed proxy is solicited by the Company’s Board of Directors (“Board of Directors” or “Board”) and, when returned properly completed, will be voted as you direct on your proxy card. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the nominees and the proposals discussed herein and in the discretion of the proxy holders on other matters presented at the Annual Meeting. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, then in the discretion of the proxy holder, shares represented by such proxies will be voted upon such other business. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. For the election of directors, broker non-votes and votes marked “withheld” do not have the effect of a vote against the matter and will not affect the outcome of the election since directors are elected by a plurality of votes cast. For matters decided by a majority of shares present and entitled to vote on the matter, abstentions have the effect of a vote against the matter, but broker non-votes do not have the effect of a vote against the matter.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting the shares covered by the proxy in person.

SOLICITATION OF PROXIES

The entire cost of soliciting proxies will be borne by the Company. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile, e-mail, or other means by directors, officers, employees or agents of the Company who will not receive additional compensation for such solicitation. Copies of the solicitation material will be furnished to brokerage firms, fiduciaries and other custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Such persons will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, eleven (11) Directors are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Set forth below is information regarding the nominees to the Board of Directors for election as Directors.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. The Board of Directors does not expect that any nominee will be unable or will decline to serve as a Director, but if any vacancy in the slate of candidates nominated by the Board occurs for any reason, the proxy will be voted for a substitute candidate named by the Board.

Nominees to the Board of Directors

Name	Principal Occupation	Age
Jerry W. Levin	Chairman of the Board and Chief Executive Officer of JW Levin Partners LLC	63
Steven A. Lightman	Chief Executive Officer and President of Sharper Image Corporation	51
Jason G. Bernzweig	Vice President, Sun Capital Partners, Inc.	34
Morton E. David	Retired Chairman, Franklin Electronic Publishers, Inc.	70
Peter A. Feld	Director, Ramius Capital Group, LLC	28
William “Bill” R. Fields	Chairman, Intersource Co. Ltd.	56
Howard Gross	Retired President and Chief Executive Officer of HUB Distributing, Inc.	62
George B. James	Retired Senior Vice President and Chief Financial Officer of Levi Strauss & Co.	68
Michael S. Koeneke	Managing Member of Knightspoint Partners LLC	60
Marc J. Leder	Co-CEO of Sun Capital Partners, Inc.	45
Howard M. Liebman	Chief Operating Officer and President of the Hobart West Group.	64

JERRY W. LEVIN has been a director since July 2006 and has been Chairman of the Board since September 2006. Mr. Levin was our interim Chief Executive Officer from September 2006 through April 2007. Mr. Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC (“JWL Partners”), a management and investment firm he founded in 2005. Mr. Levin was Chairman, President and Chief Executive Officer of American Household, Inc. from 1998 to 2005. Mr. Levin is a Director of U.S. Bancorp, Ecolab, Inc. and Wendy’s International, Inc.

STEVEN A. LIGHTMAN has been a director since April 2007. Mr. Lightman joined us in April 2007 as our Chief Executive Officer and President and was also nominated to the Board of Directors. He is the founder of Crosstown Traders, which was formed in 2002 to purchase the apparel, food and gift catalog businesses that had been owned by Federated department stores and its Fingerhut subsidiary. Mr. Lightman was CEO of Crosstown until it was acquired by Charming Shoppes, Inc. in June 2005, following which he served as President until January 2007. Prior to Crosstown, Mr. Lightman was Executive Vice President of Fingerhut Companies, one of the largest mail order businesses in the nation. He was named Executive Vice President in November 2000.

JASON G. BERNZWEIG is a nominee for director of the Company. Mr. Bernzweig has been Vice President of Sun Capital Partners, Inc., an investment firm, since March 2006. Mr. Bernzweig was Vice President of George Weiss Associates from 2005 to 2006. Prior to that Mr. Bernzweig was an equity analyst at Bear Stearns & Co., from 2003 to 2005.

MORTON E. DAVID has been a director since 1998. Mr. David was Chairman, President and Chief Executive Officer of Franklin Electronic Publishers, Inc. from May 1984 until his retirement in 1998. Mr. David is a director of Vonage Holdings Corp.

PETER A. FELD is a nominee for director of the Company. Mr. Feld has been a director of Ramius Capital Group, LLC since February 2005 and also held the position of associate at Ramius Capital Group, LLC from February 2005 to March 2007. Mr. Feld was an investment banking analyst at Banc of America Securities, LLC from June 2001 to July 2004.

WILLIAM “BILL” R. FIELDS has been a director since July 2006. Mr. Fields has been Chairman, Intersource Co. Ltd. since 2004. Mr. Fields was Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2003 to 2004. Mr. Fields was President and Chief Executive Officer of Apec, Ltd. from 1999 to 2002. Mr. Fields is a Director of Lexmark International and Graphic Packaging Corporation.

HOWARD GROSS has been a director since July 2006. Mr. Gross was interim Chief Executive Officer of Eddie Bauer Holdings Inc. from February 2007 to June 2007. Mr. Gross was previously President and Chief Executive Officer of HUB Distributing, Inc. from 1996 until 2004. Mr. Gross is a Trustee of Glimcher Realty Trust and a Director of Eddie Bauer Holdings, Inc. Mr. Gross is on the advisory board of the Santa Clara University Retail Management Institute.

GEORGE B. JAMES has been a director since 1999. Mr. James was Senior Vice President and Chief Financial Officer of Levi Strauss & Co. from 1985 until his retirement in 1998. Mr. James is a Director of Callidus Software Inc.

MICHAEL S. KOENEKE has been a director since July 2006. Mr. Koeneke is a managing member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. Mr. Koeneke was the co-head and then the Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co. from 1997 to 2003. Mr. Koeneke is a director of CPI Corp.

MARC J. LEDER has been a director since January 2007. Mr. Leder is co-CEO of Sun Capital Partners, Inc. Mr. Leder co-founded Sun Capital Partners, Inc. in 1995. Previously Mr. Leder served as a Senior Vice President of Lehman Brothers in New York.

HOWARD M. LIEBMAN has been a director since July 2006. Mr. Liebman has been President and Chief Operating Officer of the Hobart West Group since April 2007, where he had previously served as a consultant since June 2006. Prior to that, Mr. Liebman was President and Chief Financial Officer of Shorewood Packaging Corporation from 1999 to 2000 when Shorewood Packaging Company was acquired by International Paper Company. Mr. Liebman continued as Executive Vice President of Shorewood Packaging Corporation until his retirement in 2005. Mr. Liebman is a Certified Public Accountant and was an audit partner with Deloitte & Touche LLP (and its predecessors) from 1974 to 1994.

Mr. David, Mr. Fields, Mr. Gross, Mr. James, Mr. Koeneke, Mr. Levin and Mr. Liebman originally were nominated to the Board of Directors pursuant to a settlement agreement dated May 9, 2006 by and among us, Richard J. Thalheimer, certain affiliated trusts of Mr. Thalheimer and a group of investors led by Knightspoint Partners.

Vote Required

It is intended that the proxies will be voted FOR the election as Directors of the eleven nominees named above, unless authority to vote for any such nominee is withheld. The eleven nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR all nominees listed above.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP served as the independent registered public accounting firm for the Company for the fiscal year ended January 31, 2007. The Audit Committee of the Board of Directors has selected the firm to continue in this capacity for the current fiscal year. Accordingly, the Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as its independent registered public accounting firm.

Although the selection of Deloitte & Touche LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the fiscal year ending January 31, 2008. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

The Company anticipates that a representative of Deloitte & Touche LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to questions at the meeting.

Principal Auditor Fees and Services

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered during the fiscal years ended January 31, 2007 and 2006 were as follows:

	January 31,
	2007	2006
Audit Fees	$1,520,000	$946,000
Audit Related Fees	22,000	-0-
Tax Fees	50,000	54,125
All Other Fees	-0-	-0-

Total Fees	$1,592,000	$1,000,125

Audit fees are for professional services rendered in connection with the audit of our annual financial statements, the review of our quarterly financial statements and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees in 2006 also includes $375,000 related to the audit of our restated financial statement and review of the independent investigation into our historical stock option practices. Audit-related fees in fiscal 2006 were related to responding to a SEC comment letter. Tax fees are for professional services rendered for tax compliance.

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Each of the permitted non-auditing services described above has been pre-approved by the Audit Committee. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. Each pre-approval term lasts for at least 12 months until the first regularly scheduled Audit Committee meeting. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Vote Required

Approval of this proposal requires a number of votes FOR the proposal that represents a majority of the shares present or represented and entitled to vote on this matter at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008.

PROPOSAL 3

APPROVAL OF MANAGEMENT INCENTIVE PLAN

General

We are asking our stockholders to approve the Company’s Management Incentive Plan (the “Plan”), which has been approved by our Compensation Committee. The description of the Plan contained below is qualified in its entirety by reference to the provisions of the Plan, which is attached as Exhibit A to this Proxy Statement.

Purpose

The purpose of the Plan is to motivate executive officers (and other key employees) and reward them for performance. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer or certain other highly compensated executive officers, unless such compensation qualifies as “performance-based compensation” payable pursuant to a stockholder approved plan. Amounts payable under the Plan are intended to qualify as performance-based compensation for this purpose.

Eligibility

The Compensation Committee selects participants in the Plan. No participant may receive any award under the Plan for any fiscal year if he/she terminates employment before the end of that fiscal year for any reason other than death, disability or certain change of control events. As of July 23, 2007, all of our current executive officers (excluding our Chairman of the Board of Directors) were eligible to participate in the Plan.

Determination of Awards Under the Plan

For each fiscal year, the Compensation Committee establishes a target bonus for each eligible executive for the fiscal year, payable if a specified performance goal is satisfied for such fiscal year. The performance goal for each fiscal year is based on one of the following measures of performance: earnings per share; net income ; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); earnings from continuing operations; cash flow; inventory turns; working capital; return on equity; return on assets and/or sales (net and/or gross); gross margin; gross margin return on inventory investment; gross sales, net sales; cash generated; licensing royalties and/or fees; comparable store sales; sales per square foot; return on sales, return on equity; gross margin per square foot; productivity, expense management; capital management, order to cash, budget achievement; customer service; stock price; total stockholder return; or any increase or decrease of one or more of the foregoing over a specified period. Such performance factors may relate to the performance of a Company, a business unit, product line, or any combination thereof. Performance factors may be expressed as absolute targets or measured relative to an index or peer group. The Committee shall make appropriate adjustments in performance factors to reflect the impact of the following unusual, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company not reflected in such goals: restructuring charges, the sale or discontinuance of a business segment or unit, the impact of acquisitions, store closures, the sale of investment securities, gains or losses from litigation or claims, natural disasters, terrorism, or the effect of changes in laws, regulations or accounting principles, in any case to the extent permitted pursuant to Section 162(m) of the Code with respect to Awards made to employees covered by Section 162(m).

The Compensation Committee may provide for various levels of bonus depending on relative performance toward a performance goal. The Compensation Committee may establish multiple goals based on more than one measure, but any bonus payable must be based on the satisfaction of at least one goal.

The target bonus payable to any executive for any fiscal year is a specified percentage of the executive’s salary for the fiscal year or a specified dollar amount. The CEO’s target bonus is 100% of his base salary (which for the current fiscal year is $550,000), prorated for his first year of employment. The maximum bonus he could receive for the current fiscal year if the Company exceeds the performance goals set for the year has been set at 200% of target. The maximum amount that may be paid to any individual under the Plan for any year is $3,000,000. Although this maximum amount is significantly higher than the maximum bonuses currently contemplated, we believe that this limit will provide the Compensation Committee with sufficient flexibility to recognize exceptional individual performance over the five-year term of the Plan.

Final payouts under the Plan will occur as soon as practical after the close of the Company’s financial books for the fiscal year. In its sole discretion, the Compensation Committee may reduce the amount of payment due to a participant if the Compensation Committee deems such action warranted based on other circumstances relating to the performance of the Company or the executive, but the Compensation Committee may not increase the amount of payment. For non-executive participants, the Company’s chairman is authorized to administer the Plan. The Compensation Committee makes all decisions under the Plan for executive officers and as otherwise required by applicable tax and securities laws.

Amendment or Termination

The Company reserves the right, exercisable by the Compensation Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company’s shareholders in such manner and with such frequency as shall be required under Section 162(m). In no event shall any award be made under the Plan for any fiscal year beginning after calendar year 2011.

New Plan Benefits

Because the amount payable to an executive under the Plan is subject to discretion as to the target amount, the performance goals selected and whether the amount resulting from achievement of such goal will actually be paid, the amount that will be paid in the future to any eligible executive is not presently determinable. For fiscal year 2007, the bonuses for most of our executive officers (including our chief executive officer) will be based on EBITDA of the Company for fiscal 2007, or for certain executive officers responsible for particular business units, on a combination of EBITDA plus operating contribution and/or net sales for the particular business unit. If the Plan had been in effect in fiscal 2006, based on the performance targets set for the current fiscal year, no bonus would have been paid to any of our named executive officers.

Vote Required for Approval of the Plan

The affirmative vote of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the Annual Meeting is necessary to approve the Plan. The Board believes that the Plan is in the best interests of the Company and its stockholders.

If approval of the Plan is not obtained at the Annual Meeting, annual bonuses will not be paid pursuant to the terms of such plan.

Recommendations of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held eleven (11) meetings during fiscal 2006. In fiscal 2006 each Director attended at least seventy-five percent (75%) of the total number of Board meetings held and meetings of committees of the Board on which he or she served. Although there is no formal requirement, Directors generally attend all annual stockholders’ meetings and all Directors attended the 2006 Annual Meeting of Stockholders.

Shareholder Communications with the Board of Directors

Shareholders may send communications to the Board of Directors at the following address: Corporate Secretary, Sharper Image Corporation, 350 The Embarcadero, Sixth Floor, San Francisco, CA 94105.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The Board of Directors has adopted charters for the Audit Committee, Compensation Committee and Nominating Committee (copies of which can be found on the Company’s website www.sharperimage.com).

The Audit Committee currently consists of Directors Howard Liebman (Chairman), George James, Howard Gross, Michael Koeneke and David Meyer. The Board has determined that each member of the Audit Committee meets the experience and independence requirements of the rules of the Securities and Exchange Commission and NASDAQ National Market. The Board has determined that George James qualifies as an “audit committee financial expert” within the meaning of the Securities and Exchange Commission rules. The Audit Committee is responsible for the selection, compensation and evaluation of the Company’s registered public accounting firm, approving services performed by such accountants, and reviewing internal accounting controls, audit plans and results, and financial reporting procedures. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board of Directors. The Audit Committee held four (4) meetings during fiscal 2006.

The Compensation Committee currently consists of Directors David Meyer (Chairman), Morton David, Bill Fields, Howard Gross and Marc Leder. Our Board of Directors has determined that each member of the committee is independent within the rules of the NASDAQ National Market. The Compensation Committee is responsible for making and reviewing recommendations regarding executive compensation and administering the Company’s Stock Incentive Plan (the “Incentive Plan”) and Executive Bonus Plan. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board of Directors. Additional information concerning the process and procedures for the consideration of executive compensation by the Compensation Committee (including its engagement of Mercer Human Resource Consulting) appears under the caption “Compensation Discussion and Analysis” below. The Compensation Committee held five meetings during fiscal 2006.

The Nominating Committee currently consists of Directors Morton David (Chairman), Bill Fields, George James, Michael Koeneke, Marc Leder and Howard Liebman. Our Board of Directors has determined that each member of the committee is independent within the rules of the NASDAQ National Market. The Nominating Committee is responsible for identifying Board nominees and recommending Board nominees for election, making recommendations as to determination of director independence, overseeing and setting director compensation and overseeing compliance with the Company’s Code of Conduct. The roles and responsibilities of the Nominating Committee are described in detail in a written charter adopted by the Board of Directors. The Nominating Committee held two (2) meetings during fiscal 2006. The Nominating Committee regularly assesses the appropriate size and compensation of the Board and the particular needs of the Board based on whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Board through current Board members, professional search firms, shareholders or other parties. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise. The Nominating Committee will consider candidates submitted by stockholders as nominees for election as Directors of the Company. Stockholders wishing to have the Nominating Committee consider a candidate should submit a copy of a notice to our Corporate Secretary in the manner described in our bylaws, which you may receive free of charge by contacting our Corporate Secretary at Sharper Image Corporation, 350 The Embarcadero, Sixth Floor, San Francisco, CA 94105.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its employees, including the chief executive officer, chief financial officer, chief operating officer and controller. The Code of Conduct is posted on the Company’s Website at www.sharperimage.com. The Company intends to post on its Website any amendments to or waivers from the Company’s Code of Conduct within five business days of the date of any amendment or waiver. The information contained on the Company’s Website is not part of this document

Director Remuneration

Our current compensation policy for non-employee directors is as follows:

•	Retainer fee of $6,000 per quarter

•	For any new director, an initial option to purchase 2,500 shares at an exercise price equal to the fair market value of the shares on the date of grant

•	For each fiscal quarter, grants of 1,250 restricted shares and options to purchase 1,250 shares at an exercise price equal to the fair market value of the shares on the date of grant

•	Board meeting fees of $1,000 per meeting attended

•	For the Audit Committee, meeting fees of $1,500 per meeting attended (or $2,000 for the chairman)

•	For the Compensation Committee and the Nominating Committee, meeting fees of $1,000 per meeting attended (or $1,500 for the chairman)

•	For any other committees, generally fees of $1,000 per meeting attended

In addition, we pay travel expenses for attending board meetings, and directors receive discounts on our products that are more than the discounts provided to our employees (including our executive officers).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of our common stock as of July 23, 2007, by (i) all persons known by us to beneficially own more than five percent (5%) of our outstanding common stock, (ii) each current director and each director nominee, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated or where subject to applicable community property laws. The disinterested directors waived the provisions of Section 203 of the Delaware General Corporation Code in connection with the purchases of shares of common stock held by entities affiliated with Sun Capital Securities and by the members of the Knightspoint Group, which increased to more than 15% the percent of our common stock they each hold.

BENEFICIAL OWNERSHIP INFORMATION

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Franklin Resources, Inc.	2,046,419	(2)	13.5%
Knightspoint Partners II, L.P.	3,032,966	(3)	19.9%
Wells Fargo & Company	1,563,641	(4)	10.3%
Sun Capital Securities	2,959,000	(5)	19.5%
Capital Research and Management Company	950,000	(6)	6.3%
Dimensional Fund Advisors LP	1,111,942	(7)	7.3%
Jerry W. Levin	204,828	(8)	1.3%
Steven A. Lightman	150,000	(9)	1.0%
Jason A. Bernzweig	0	(10)	*
Morton E. David	52,500	(11)	*
Peter A. Feld	0	(12)	*
William “Bill” Fields	10,834	(13)	*
Howard Gross	10,834	(14)	*
George B. James	99,500	(15)	*
Michael S. Koeneke	92,834	(16)	*
Marc J. Leder	2,964,054	(17)	19.6%
Howard M. Liebman	10,834	(18)	*
David M. Meyer	92,834	(19)	*
William L. Feroe	76,000	(20)	*
Daniel W. Nelson	3,000	(21)	*
Jeffrey P. Forgan	35,000	(22)	*
Richard J. Thalheimer	154,000	(23)	1.0%
Tracy Y. Wan	378,000	(24)	2.5%
All directors and executive officers as a Group (15 persons)	3,692,052		24.3%

*	Less than one percent of class
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 23, 2007 are deemed outstanding. Percentage of beneficial ownership is based upon 15,149,247 shares of common stock outstanding as of July 23, 2007. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the directors, executive officers and 5% stockholders in this table is as follows: c/o Sharper Image, 350 The Embarcadero, Sixth Floor, San Francisco, California 94105.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2007. The shares are owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Includes 937,400 shares beneficially owned by Templeton Investment Counsel, LLC, 900,219 shares beneficially owned by Franklin Templeton Investment Corp., 208,800 shares beneficially owned by Franklin Templeton Investment Management Limited as of December 31, 2006. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of Franklin Resources Inc. and are the principal shareholders of Franklin Resources, Inc. Templeton Investment Counsel, LLC, Inc., Franklin Templeton Investments Corp., Franklin Templeton Investment Management Limited, Templeton Global Advisors Limited, Franklin Advisers, Inc. and the Principal Shareholders disclaim any economic interest or beneficial ownership in any of these shares.
(3)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on May 24, 2007. Under the rules of the Securities and Exchange Commission, Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners LLC, Michael Koeneke, David Meyer, Starboard Value & Opportunity Master Fund Ltd., Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Parche, LLC, Admiral Advisors, LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Michael Glazer, Jerry W. Levin, Steve Isko, Michael Popson and Peter Feld may be deemed to be members of a group (the “Knightspoint Group”) and, as a result, each of the members may be deemed to beneficially own shares of common stock beneficially owned by each of the other members. The address of the stockholder is 787 Seventh Avenue, 9th Floor, New York, New York 10019. Includes 66,998 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 16,998 are currently subject to repurchase by us at the exercise price if the Knightspoint Group directors’ (Mr. Levin, Mr. Meyer and Mr. Koeneke) service ends prior to vesting. Includes 9,498 restricted shares of stock, of which 9,498 are currently subject to repurchase by us at the exercise price if the Knightspoint Group directors’ service ends prior to vesting.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2007. Wells Fargo & Company, a parent holding company, has sole voting power over 1,501,766 shares and sole dispositive power over 1,563,641 shares as of December 31, 2006. Wells Fargo & Company’s address is 420 Montgomery St., San Francisco, CA 94104.
(5)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on May 24, 2007. Under the rules of the Securities and Exchange Commission, SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, L.P., Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, Rodger R. Krouse and Jason G. Bernzweig may be deemed to be members of a group and, as a result, each of the members may be deemed to beneficially own shares of common stock beneficially owned by each of the other members. The address of the stockholder is 5200 Town Center Circle, Suite 470, Boca Raton, FL 33486.
(6)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2007. Capital Research and Management, a registered investment advisor, has sole voting and dispositive power over 950,000 shares as of December 29, 2006. Capital Research and Management’s address is 333 South Hope St., 55th Floor, Los Angeles, CA 90071.

(7)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2007. Dimensional Fund Advisors LP, a registered investment advisor, has sole voting and dispositive power over 1,111,942 shares as of December 31, 2006. Dimensional Fund Advisors Inc.’s address is 1299 Ocean Avenue, 11 Floor, Santa Monica, CA 90401.
(8)

Mr. Levin is a member of the Knightspoint Group and may be deemed to beneficially own shares of common stock beneficially owned by other members of the Knightspoint Group. See footnote 3. Mr. Levin disclaims beneficial ownership of all such shares. Based on the Schedule 13D/A filed on May 24, 2007, Mr. Levin has sole voting and dispositive power over 171,164 shares and options to purchase 128,965 shares. Of the 128,965 options, 33,664 options are currently exercisable or will become exercisable within 60 days after July 23, 2007, however, shares acquired upon exercise of 1,164 options are currently subject to repurchase by us at the exercise price if Mr. Levin’s Board service ends prior to vesting. Includes 1,164 restricted shares of stock, of which 1,164 shares are currently subject to repurchase by us at the exercise price if Mr. Levin’s Board service ends prior to vesting.

(9)	Includes 150,000 shares owned by Mr. Lightman acquired in the May 2007 purchase from Mr. Thalheimer.
(10)	Mr. Bernzweig is a Vice President of Sun Capital Partners, Inc. and may be deemed to beneficially own shares of common stock beneficially owned by the Sun Capital Partners. Mr. Bernzweig disclaims beneficial ownership of all such shares.
(11)	Includes 10,000 shares owned by Mr. David. Includes 37,500 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 5,000 shares are currently subject to repurchase by us at the exercise price if Mr. David’s Board service ends prior to vesting. Includes 5,000 restricted shares of stock, of which 5,000 shares are currently subject to repurchase by us at the exercise price if Mr. David’s Board service ends prior to vesting.
(12)	Mr. Feld is a director of Ramius Capital Group, L.L.C. which is a member of the Knightspoint Group and may be deemed to beneficially own shares of common stock beneficially owned by other members of the Knightspoint group. Mr. Feld disclaims beneficial ownership of all such shares.
(13)	Includes 6,667 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Fields’ Board service ends prior to vesting. Includes 4,167 restricted shares of stock, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Fields’ Board service ends prior to vesting.
(14)	Includes 6,667 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Gross’ Board service ends prior to vesting. Includes 4,167 restricted shares of stock, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Gross’ Board service ends prior to vesting.
(15)	Includes 15,000 shares owned by Mr. James. Includes 79,500 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 5,000 shares are currently subject to repurchase by us at the exercise price if Mr. James’ Board service ends prior to vesting. Includes 5,000 restricted shares of stock, of which 5,000 shares are currently subject to repurchase by us at the exercise price if Mr. James’ Board service ends prior to vesting.
(16)	Mr. Koeneke is a managing member of Knightspoint Partners LLC and may be deemed to beneficially own shares of common stock beneficially owned by other members of the Knightspoint Group. See footnote 3. Mr. Koeneke disclaims beneficial ownership of all such shares. Based on the Schedule 13D/A filed on May 24, 2007, Mr. Koeneke has shared voting and dispositive power over 82,000 shares. Includes 6,667 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Koeneke’s Board service ends prior to vesting. Includes 4,167 restricted shares of stock, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Koeneke’s Board service ends prior to vesting.
(17)	Mr. Leder is a managing member of Sun Capital Partners, Inc. and may be deemed to beneficially own shares of common stock beneficially owned by other members of the Sun Capital Partners. See footnote 5. Mr. Leder disclaims beneficial ownership of all such shares. Based on the Schedule 13D/A filed on May 24, 2007, includes 3,777 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 3,777 shares are currently subject to repurchase by us at the exercise price if Mr. Leder’s Board service ends prior to vesting. Includes 1,277 restricted shares of stock, of which 1,277 shares are currently subject to repurchase by us at the exercise price if Mr.Leder’s Board service ends prior to vesting.
(18)	Includes 6,667 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Liebman’s Board service ends prior to vesting. Includes 4,167 restricted shares of stock, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Liebman’s Board service ends prior to vesting.

(19)	Mr. Meyer is a managing member of Knightspoint Partners LLC and may be deemed to beneficially own shares of common stock beneficially owned by other members of the Knightspoint Group. See footnote 3. Mr. Meyer disclaims beneficial ownership of all such shares. Based on the Schedule 13D/A filed on May 24, 2007, Mr. Meyer has shared voting and dispositive power over 82,000 shares. Includes 6,667 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Meyer’s Board service ends prior to vesting. Includes 4,167 restricted shares of stock, of which 4,167 shares are currently subject to repurchase by us at the exercise price if Mr. Meyer’s Board service ends prior to vesting.
(20)	Includes 76,400 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007.
(21)	Includes 3,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007.
(22)	Includes 35,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007.
(23)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on May 24, 2007. Includes 90,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007.
(24)	Includes 378,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after July 23, 2007.

Compliance with Section 16(a) of the Securities Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. A Form 4 reporting an option grant to Gary Chant on February 15, 2007 was filed one day late and a Form 4 reporting option exercises by Richard Thalheimer on April 16, 2007 was filed late. Except for the foregoing, to our knowledge, based solely on review of the copies of reports provided to us and written representations, during the fiscal year ended January 31, 2007 and since the beginning of the current fiscal year, all other reports required by Section 16(a) were timely filed.

EQUITY COMPENSATION PLAN INFORMATION

We have one equity-based compensation plan, the 2000 Stock Incentive Plan, which was approved by our stockholders. The following table sets forth information as of January 31, 2007, regarding our equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Per Share Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in the First Column)
Equity compensation plan approved by security holders	3,126,388	$15.06	582,762

We have an evergreen provision that allows for an automatic increase of shares available for issuance on the first trading day of February of each fiscal year, by an amount equal to the lesser of (i) 3% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding fiscal year or (ii) 500,000 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors administers our compensation policies and programs. Our Compensation Committee generally has responsibility for executive compensation matters, including setting the base salaries of our executive officers, approving individual bonuses and bonus programs for executive officers and granting equity awards to executive officers and other key employees. The Compensation Committee and Board of Directors may delegate authority to officers with respect to the compensation of employees other than executive officers.

The overall objective of our executive compensation program is to offer executive officers competitive compensation opportunities based on their personal performance, our corporate financial performance and their contribution to that corporate performance. One of the primary objectives is to have a substantial portion of each executive officer’s compensation contingent on Sharper Image’s financial success, with a greater percentage of total compensation tied to performance for executive officers with higher levels of responsibility.

Sharper Image has undergone significant changes over the last year, including changes in management and in the majority of our board of directors and our Compensation Committee. As a result, the focus of some of our compensation programs changed throughout the year. For example, as further described below, we have recently implemented a new cash incentive bonus program, and we have begun using more peer group data for evaluating the market competitiveness of our compensation programs.

We aim to reward performance, while recognizing that our business performance has been challenging in recent years and that we still need to retain talented executives during difficult times. For example, as further described below, during the last fiscal year, we did not pay a cash bonus to executive officers and we granted only limited equity awards for new hires and promotions rather than to all executives.

Process for Determining Executive Compensation

Consideration of Market Data. Our Compensation Committee has engaged Mercer Human Resource Consulting as its outside compensation consultant. In this capacity, Mercer provides our Compensation Committee with market studies, analyses of compensation practices and recommendations of compensation elements and levels. Together with Mercer, we have developed peer groups to benchmark our compensation programs. For executive officer compensation, the peer group currently consists of 13 selected retail companies, each with 2005 revenues between $300 million and $1.4 billion.

Participation of Management. Our Compensation Committee generally discusses executive compensation proposals with our Chairman and our Chief Executive Officer. Other members of management are also sometimes asked to participate in discussions regarding compensation programs or to prepare proposals and gather data, and Mercer sometimes works with management to gather and refine information regarding compensation matters. Our Compensation Committee makes the final decision on executive compensation.

Impact of Executive Misconduct. Under our proposed management incentive plan described below, if the board of directors or Compensation Committee determines that an executive officer has engaged in certain types of misconduct, we may seek reimbursement of certain portions of incentive compensation. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Executive Compensation Components

For the fiscal year ended January 31, 2007, the principal components of compensation opportunities for named executive officers were:

•	cash compensation through fixed base salary and the opportunity to receive a discretionary cash performance bonus;

•	long-term equity incentive compensation through the granting of stock options;

•	retirement benefits, mainly through our 401(k) plan; and

•	other employee benefits (including limited perquisites).

During the last fiscal year, we underwent significant management changes and reorganizations. This resulted in interim arrangements that required different compensation considerations than for our regular compensation programs.

Chief Executive Officer Compensation. In September 2006, Mr. Jerry W. Levin became our interim Chief Executive Officer as well as the Chairman of the Board. We engaged JWL Partners to provide the services of Mr. Levin as well as other executive services pursuant to a services agreement, which was amended in March 2007. The terms of the services agreement are further described below under “Employment and Severance Arrangements”. In approving the compensation for JWL Partners, including the equity grants to Mr. Levin, our Compensation Committee generally considered such factors as the expected cost to Sharper Image, the interim nature of the arrangement, compensation paid by other companies for similar interim arrangements and market data of compensation paid for permanent similar executive positions. For example, our Compensation Committee considered the weight on performance by granting a significant portion of the compensation in stock option grants, meaning value would be realized only if the stock price improved over a period of time. Our Compensation Committee considered this an important measure of performance for this interim type of arrangement, in lieu of implementing a cash performance plan based on partial-period financial results. In March 2007, our Compensation Committee increased the compensation under the services agreement due to the greater time commitments required of Mr. Levin and JWL Partners and the length of the service period.

In March 2007, we announced that we had hired a new permanent Chief Executive Officer, Mr. Steven A. Lightman, who commenced employment on April 9, 2007. The terms of Mr. Lightman’s employment agreement as approved by our Compensation Committee is described below under “Employment and Severance Arrangements”.

Base Salary

In setting base salaries for different positions and individuals, we generally evaluate peer company base salaries, experience, seniority, and responsibility. In January 2006, due to the financial condition of, and business challenges facing, Sharper Image, our Compensation Committee approved reductions in base salaries for executive officers for the upcoming fiscal year, and all of our executive officers agreed to these decreases in February 2006. In December 2006, our Compensation Committee reinstated effective January 1, 2007, the previous base salaries for continuing executive officers based on evaluations of market competitive base pay and our corporate financial condition.

Generally our Compensation Committee reviews base salary levels on an annual basis, or in connection with significant changes in responsibility.

Cash Incentive Compensation

For the fiscal year ended January 31, 2007, we did not have a formal bonus plan for our named executive officers. Our Compensation Committee did not approve specific performance targets for the fiscal year, but determined to review bonus opportunities on a discretionary basis, due to the business changes we were undergoing, the lack of bonus payments based on pre-approved goals during recent years and the committee’s desire to maintain maximum flexibility. Our Compensation Committee decided not to award any bonuses to our named executive officers for that fiscal year, based on our corporate performance.

Our Compensation Committee believes that it is important to tie a significant amount of executive compensation to corporate performance and to motivate our executives to assist in the improvement of our business results based on specific goals. Accordingly, for the current fiscal year, our Compensation Committee has established a management incentive plan, subject to stockholder approval. Under this plan, cash bonuses will be awarded based on achievement of specific performance goals. The performance goals for most of our executive officers for the current fiscal year will be based on our earnings achievement and, for certain officers, revenue and/or operating results for their particular areas of responsibility. In addition, for fiscal 2007, our Compensation Committee approved a minimum guaranteed bonus for our new chief executive officer and new chief financial officer below target level because these executives commenced employment after the year’s corporate business plan and related performance goals were set.

The goals of our management incentive plan are as follows:

•	Motivate superior performance from key employees who have significant impact on profitability, supporting culture change;

•	Attract, retain and motivate managerial talent; and

•	Reflect our commitment to pay for performance.

The percentage of an executive officer’s pay that is tied directly to performance can vary depending on the executive’s particular responsibilities as well as market data.

Long-Term Stock-Based Incentive Compensation

Equity Grants. To date, we have granted stock options to our executive officers. Our Compensation Committee believes that stock options with vesting schedules are an appropriate form of long-term incentive compensation because value is realized only if our stock price improves and the executives remain employed by us. We feel this aligns interests of executive officers with those of the shareholders and provides a focus on the long-term performance of Sharper Image.

We did not make an annual grant of stock options to employees and executive officers during the last fiscal year because we were undergoing significant changes. However, we did grant stock options during the fiscal year for new hires and promotions, including grants to Mr. Levin for his service as our interim Chief Executive Officer and to Mr. Nelson upon his appointment as our Chief Accounting Officer.

In setting target equity grant levels for our executive officers, our Compensation Committee considers market data, Black-Scholes values of the options and individual performance metrics. Our intention is to ensure that the number of shares subject to equity awards granted during any year (as a percentage of our common stock outstanding) will not result in excessive dilution and will generally be in line with our relevant peer group.

Stock Option Review Process. During the last fiscal year, our board of directors constituted a special committee to conduct a review of our historical stock option granting practices. As a result of this review, the special committee determined that the documentary evidence did not support the measurement dates Sharper Image used for certain option grants made to employees from 1999 to 2006. Based on recommendations of the special committee, our board of directors has approved procedures for approval of equity grants to ensure that all grants will be dated no earlier than the date all required approvals have been obtained and the exercise price will be no lower than the closing price of our stock on the grant date. We also intend to implement procedures to regularize our annual grant program. In addition, as a result of the findings of the special committee, certain options which were determined to have been granted with exercise prices below fair market value on the actual grant date and were held by some of our current and former executive officers were amended in December 2006 to increase the exercise price.

Retirement Benefits

Retirement Plans. Our executive officers may elect to participate in the same retirement plan (a 401(k) defined contribution plan) as our other employees. We make limited discretionary matching contributions to all participants in this plan. Some of our former executive officers had individual retirement benefits (such as a supplemental retirement plan for Mr. Thalheimer, our former Chief Executive Officer, which was paid in April 2007 in connection with the settlement agreement we entered into in December 2006, as described below under “Employment and Severance Arrangements”, and a health benefit continuation for Ms. Wan under an agreement entered into in 2003). However, our Compensation Committee has determined that, going forward, our executive officers will be expected to participate in the same retirement programs as our other employees.

Deferred Compensation Plan. Until December 2006, we offered our executive officers and other highly compensated employees the opportunity to defer a portion of their compensation. The primary goal of this plan was to enable individuals who were limited in the amounts they could contribute to our defined contribution plan to defer a portion of salary and bonus until a specified later date, such as following termination of employment, thereby providing a long-term savings opportunity on a tax-efficient basis. In December 2006, our Compensation Committee approved freezing the deferred compensation plan in order to simplify our compensation structure and eliminate additional costs of administration. Therefore, no further deferrals may be made into the deferred compensation plan. Existing deferrals remain in place until distributed in accordance with the terms of the plan and prior distribution elections.

Other Benefits

Previously, we provided additional personal benefits to Mr. Thalheimer, our former Chief Executive Officer, as described under “Summary Compensation Table” below, primarily under a 2002 employment agreement with him. To help recruit high-quality management from other geographic areas, we offer relocation packages that our Compensation Committee believes are reasonable in amount and reflect the relatively high cost of living in and relocating to the Bay Area. We also agreed to pay travel expenses for Mr. Levin to and from the Bay Area because of the importance to us of his services as our interim Chief Executive Officer. Otherwise, generally we do not currently provide material perquisites to our executive officers.

Termination and Change in Control Provisions

Executive Severance Policy. In October 2006, we adopted an executive severance policy to provide severance benefits for officers who are involuntarily terminated for reasons other than misconduct, as described below under “Employment and Severance Arrangements”. Given the uncertain business climate and publicly announced changes within our management structure, the committee determined that key employees would be more likely to remain with us if they could expect reasonable severance pay in the event of involuntary termination by Sharper Image for reasons other than misconduct. Our Compensation Committee may approve individual agreements with severance provisions different than those under the severance policy. For example, as described below under “Employment and Severance Arrangements”, we entered into an employment agreement with Mr. Lightman that provides a greater amount of severance, which the Compensation Committee believed was appropriate given the nature of his position and market competition.

Termination Agreements During Last Fiscal Year. Sharper Image underwent significant management changes during the last fiscal year. The settlement and separation agreements with each of our former Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer are further described below under “Employment and Severance Arrangements”. These settlement agreements were approved by the special committee, the Compensation Committee and the board of directors, after consideration of such factors as the terms of existing employment agreements, costs to us, the benefits to us of obtaining releases from these former executives, and other legal and financial considerations. These settlement and separation agreements superseded the pre-existing employment agreements of each of these individuals.

Tax and Accounting Implications

We continue to grant stock options after adopting SFAS 123R, which requires us to expense stock options. Our Compensation Committee considers the “fair value” of stock options in approving annual grants, although most of the decisions are made based on market competitive data and the dilutive impact of additional shares underlying the equity awards.

Our Compensation Committee does not have a policy that requires compensation to be tax-deductible. We have granted compensation that is not deductible, although our Compensation Committee intends to grant compensation that is deductible where consistent with our executive compensation program goals. For example, our Compensation Committee has approved our management incentive plan, subject to stockholder approval, which is intended to permit us to grant cash compensation to our top executive officers that is tax-deductible to the extent permitted by law. This is because Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the CEO or any of the four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation, including requirements that the compensation is paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table presents compensation information for our fiscal year ended January 31, 2007 paid or accrued for each individual who served as our principal executive officer or principal financial officer during the fiscal year, our other executive officer serving at the end of the fiscal year and up to two additional individuals who would have been among the three most highly compensated executive officers (other than the principal executive and financial officers) except for the fact that the individual was not serving as an executive officer at the end of the fiscal year. We refer to these individuals as our “named executive officers” in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary($)		Bonus ($)	Stock Awards($)(1)		Option Awards($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings($)(2)	All Other Compensation($)		Total($)
Jerry W. Levin Chairman of the Board and Interim Chief Executive Officer	2006	0	(3)	0	4,239	(3)	162,431	0	399,999	(4)	566,669
Richard J. Thalheimer Former Chairman of the Board and Chief Executive Officer	2006	430,269	(5)	0	1,348		59,790	9,261	6,384,875	(5)(6)(7)	6,885,543
Daniel W. Nelson Sr. Vice President Finance and Controller, Interim Chief Financial Officer	2006	170,715	(8)	0	0		21,718	1,556	109,344	(6)(8)	303,333
Jeffrey P. Forgan Former Executive Vice President, Chief Financial Officer	2006	275,558	(9)	0	0		0	3,514	82,931	(6)(7)(9)	362,003
William L. Feroe Executive Vice President	2006	289,663		0	0		15,027	16,176	2,940	(6)	323,806
Tracy Y. Wan Former President, Chief Operating Officer	2006	325,557	(10)	0	0		0	62,775	197,366	(6)(7)	585,698
Craig J. Trabeaux Former Executive Vice President, Retail Operations	2006	252,423	(11)	0	0		35,171	4,300	178,166	(6)(7)	470,060

(1)

This column represents the dollar amount recognized as compensation expense for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options and stock awards granted during fiscal 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note F—Stockholders’ Equity in the Notes to the Consolidated Financial Statements in this Proxy Statement.

(2)	Represents total earnings under our deferred compensation plan during fiscal 2006 as shown in the “Nonqualified Deferred Compensation” table below.
(3)	Mr. Levin became our Chairman of the Board of Directors and interim Chief Executive Officer on September 25, 2006. The compensation for Mr. Levin reported in this table includes (a) payments made to JWL Partners pursuant to the Services Agreement (described under “Employment and Severance Arrangements” below) for the services of Mr. Levin and other members of JWL Partners (which payments are included under “All Other Compensation” in the table above) and (b) compensation for Mr. Levin under our non-employee director compensation policy for his services as a director from July 6, 2006 until September 25, 2006. The “Option Awards” column does not include stock options granted to other members of JWL Partners pursuant to the terms of the Services Agreement (as described under “Employment and Severance Arrangements” below). The amount set forth in the “Stock Awards” column represents restricted stock awarded for his service as a director under our director compensation policy.
(4)	Consists of $262,500 in fees paid to JWL Partners for the services of Mr. Levin and other members of JWL Partners under the Services Agreement; $119,581 in reimbursement for travel expenses between his home and our headquarters in San Francisco and related lodging expenses; $10,000 in board retainer fees for his services as a director prior to becoming our interim Chief Executive Officer; and $7,918 in discounts for Sharper Image products pursuant to our director policy, representing an additional discount on our products available to directors under our directors’ policy that is not available to our employees.
(5)	Mr. Thalheimer’s service as our Chairman and Chief Executive Officer terminated on September 25, 2006. Following his termination of employment, he remained as a member of our board of directors until December 30, 2006, during which time he received $1,000 pursuant to our director compensation policy and $2,193 in discounts for Sharper Image products pursuant to our director policy, representing an additional discount on our products available to directors under our directors’ policy that is not available to our employees, both of which are included under “All Other Compensation”.
(6)	The amounts under “All Other Compensation” include the following company-paid personal benefits for the following named executive officers:

Name	401(k) Matching Contribution	Group Term Life Insurance	Medical Insurance	Disability Premium	Leased Car/Auto Allowance	Janitorial Service for Home Office
Richard J. Thalheimer	600	2,487	3,791	630	1,485	22,852
Daniel W. Nelson		1,040
Jeffrey P. Forgan	600	1,653
William L. Feroe	600	2,340
Tracy Y. Wan	600	1,653
Craig J. Trabeaux	600	1,812			4,985

(7)	The amounts under “All Other Compensation” include severance-related benefits for these named executive officers in the following amounts (as further described under “Employment and Severance Arrangements” below):

Name	Severance Payment	Interest on Severance	Retirement Plan	Office Allowance	Medical Benefits	Paid Time-Off Payout
Richard J. Thalheimer	1,775,000	81,195	3,900,000	300,000	110,874	182,769
Jeffrey P. Forgan						30,678
Tracy Y. Wan	32,251				96,143	66,719
Craig J. Trabeaux	124,615					46,154

(8)	Mr. Nelson was appointed as our Senior Vice President, Controller and Principal Accounting Officer on May 10, 2006 and became our interim Chief Financial Officer on November 8, 2006. Prior to his

appointment in May 2006, he had provided consulting services to us since 1995. The amounts set forth under “All Other Compensation” includes $108,304 in consulting fees for his services during fiscal 2006 before becoming an employee in May 2006.

(9)	Mr. Forgan’s employment with us terminated on November 8, 2006. Mr. Forgan agreed to provide consulting services to us through March 8, 2007. The amounts set forth under “All Other Compensation” includes $50,000 in consulting fees for these consulting services provided during fiscal 2006.
(10)	Ms. Wan’s employment with us terminated on November 8, 2006.
(11)	Mr. Trabeaux’ employment with us terminated on December 4, 2006.

Grants of Plan-Based Awards

The following table provides information with regard to each stock option granted to each named executive officer during fiscal 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/sh)	Full Grant Date Fair Value of Stock and Option Awards($)
Jerry W. Levin	7/6/2006			2,500	(1)	10.90	15,113
	8/1/2006	417	(1)				4,358
	8/1/2006			417	(1)	10.45	2,416
	9/25/2006			60,000	(2)	9.37	221,955
	11/1/2006	747	(1)				8,239
	11/1/2006			747	(1)	11.03	4,297
Richard J. Thalheimer	11/1/2006	489	(1)				5,394
	11/1/2006			489	(1)	11.03	2,813
	12/22/2006			(3)		(3)	59,087	(3)
Daniel W. Nelson	5/15/2006			15,000		14.14	108,597
William L. Feroe	12/29/2006			(3)		(3)	7,515	(3)
Tracy Y. Wan	12/22/2006			(3)		(3)	0	(3)

(1)	These options and stock awards were granted under our director compensation policy for periods of service in which each of Mr. Levin and Mr. Thalheimer served on our board of directors but not as an executive officer.

(2)	These options were granted to Mr. Levin upon his appointment as our interim Chief Executive Officer and Chairman of the Board. This table does not include options granted to other members of JWL Partners, as described under “Employment and Severance Arrangements” below.

(3)	Certain options held by these individuals were modified or regranted in December 2006 to have a higher exercise price as a result of the stock option review described in our public filings. The “Full Grant Date Fair Value” column above sets forth the aggregate incremental fair value of these modifications (including any other modifications to these options to extend the exercise period), if the incremental fair value was greater than zero. Because the exercise price increased, and because of other factors in the valuation model, in some cases there was no increased incremental fair value as a result of the modification. The following table sets forth the old and new exercise prices for each of these modified or regranted stock options:

Name	Amendment or Regrant Date	Number of Shares	Old Exercise Price($/sh)	New Exercise Price($/sh)	Incremental Fair Value($)
Richard J. Thalheimer	12/22/2006	192,500	9.00	16.75	3,729
	12/22/2006	28,000	8.50	9.03	34,603
	12/22/2006	36,000	6.90	9.95	19,728
	12/22/2006	75,000	11.95	17.63	853
	12/22/2006	64,000	14.91	19.97	174
	12/22/2006	75,000	23.82	25.07	—
	12/22/2006	60,000	26.10	31.68	—
William L. Feroe	12/29/2006	3,000	9.00	9.25	439
	12/29/2006	2,400	8.50	9.03	749
	12/29/2006	4,800	6.90	9.25	6,327
Tracy Y. Wan	12/22/2006	75,000	10.63	10.81	—
	12/22/2006	100,000	9.00	16.75	—
	12/22/2006	16,000	8.50	9.03	—
	12/22/2006	15,000	6.90	9.95	—
	12/22/2006	45,000	11.95	17.63	—
	12/22/2006	27,000	14.91	19.97	—
	12/22/2006	35,000	23.82	25.07	—
	12/22/2006	25,000	26.10	31.68	—

Outstanding Equity Awards as of January 31, 2007

The following table presents the outstanding equity awards held as of January 31, 2007 by each named executive officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jerry W. Levin	2,500				10.90	07/06/2016
	417	(1)			10.45	08/01/2016
							417	(1)	4,053
	30,000	(2)	30,000	(2)	9.37	09/25/2016
	747	(1)			11.03	11/01/2016
							747	(1)	7,261
Richard J. Thalheimer	192,500				16.75	04/19/2007
	28,000				9.03	04/19/2007
	36,000				9.95	04/19/2007
	75,000				17.63	04/19/2007
	64,000				19.97	04/19/2007
	75,000				25.07	12/22/2010
	60,000				31.68	12/22/2010
	90,000				12.52	12/22/2010
							489	(1)	4,753
Daniel W. Nelson	3,000	(3)	12,000	(3)	14.14	05/15/2016
Jeffrey P. Forgan	35,000				13.29	11/08/2007
William L. Feroe	6,000				9.25	09/24/2019
	3,000				11.69	06/28/2010
	3,600				9.03	03/08/2011
	6,400				9.95	11/05/2011
	8,000				14.50	07/22/2012
	9,000				14.91	07/26/2012
	12,000				23.82	09/29/2013
	8,000				26.10	05/21/2014
	10,000				16.96	02/03/2015
	10,000				12.52	08/07/2015
Tracy Y. Wan	75,000				10.81	11/08/2007
	100,000				16.75	11/08/2007
	16,000				9.03	11/08/2007
	15,000				9.95	11/08/2007
	45,000				17.63	11/08/2007
	27,000				19.97	11/08/2007
	35,000				25.07	11/08/2007
	25,000				31.68	11/08/2007
	40,000				12.52	11/08/2007
Craig J. Trabeaux	24,000				9.00	06/30/2007
	4,000				15.69	03/04/2007
	4,000				8.50	06/30/2007
	4,800				6.90	06/30/2007
	6,000				14.91	03/04/2007
	12,000				23.82	03/04/2007
	9,000				26.10	03/04/2007
	10,000				15.54	03/04/2007
	10,000				12.52	03/04/2007

(1)	These options and stock awards were granted under our director compensation policy for periods of service in which each of Mr. Levin served on our board of directors but not as an executive officer. These options are immediately exercisable but the shares remain subject to repurchase until one year from the grant date.
(2)	These options granted to Mr. Levin on September 25, 2006 were 50% vested immediately, with the remaining portion becoming vested after one year of service, or earlier in the event of a change of control or specified involuntary termination events (including termination by us without cause or by JWL Partners due to our material breach of the Services Agreement).
(3)	These options vest in five equal annual installments on January 31 of each of 2007 through 2011.

Option Exercises and Stock Vested in Fiscal Year Ending January 31, 2007

No options were exercised by our named executive officers during fiscal 2006 and no stock awards held by any of our named executive officers vested during fiscal 2006.

Nonqualified Deferred Compensation

Name	Executive Contributions in Fiscal 2006 ($)(1)	Aggregate Earnings in Fiscal 2006 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Withdrawal Forfeitures($)	Aggregate Balance at January 31, 2007 ($)
Richard J. Thalheimer	0	9,261	76,137	0	0
Daniel W. Nelson	16,992	1,556	0	0	18,558
Jeffrey P. Forgan	28,147	3,514	0	0	34,155
William L. Feroe	0	16,176	0	0	119,558
Tracy Y. Wan	17,394	62,775	1,019,340	113,260	55,574
Craig J. Trabeaux	0	4,300	38,810	0	0

(1)	Under our deferred compensation plan, participants could elect to defer a portion of their salary and/or bonus. The amounts shown as contributions in fiscal 2006 are included in the salary earned for fiscal 2006 in the Summary Compensation table above. The deferred compensation plan was terminated in December 2006, meaning no further contributions may be made at this time.
(2)	Amounts deferred are paid to participants at specified events, such as termination of employment or fixed payment dates, plus earnings on the amounts deferred. Participants’ earnings are based on the returns of funds selected by the individual participant. We do not guarantee a particular rate of return and we do not make matching contributions to the deferred compensation plan.

Employment and Severance Arrangements

Services Agreement. In September 2006, we entered into a services agreement with Jerry W. Levin and JWL Partners LLC pursuant to which Mr. Levin agreed to serve as Chairman and Interim Chief Executive Officer and JWL Partners agreed to provide supporting management consulting services. The term of the agreement is one year, subject to earlier termination by either party. Compensation under the original agreement is $750,000 annually in the aggregate for the services of Mr. Levin and JWL Partners, in addition to reimbursement of travel and other business expenses. This annual fee will be payable in full in the event of an early termination of the agreement under specified circumstances, including a change of control or termination by us without cause or by JWL Partners due to our material breach of the agreement. Pursuant to the services agreement, Mr. Levin received options to purchase 60,000 shares of our common stock, and two members of JWL Partners each received an option to purchase 20,000 shares of our common stock. All of these options have an exercise price equal to the fair market value of our common stock on the grant date and were 50% vested immediately, with the remaining portion becoming vested after one year of service, or earlier in the event of a change of control or specified involuntary termination events (including termination by us without cause or by JWL Partners due to our material breach of the agreement). The services agreement also provides for indemnification of Mr. Levin,

JWL Partners and certain other persons. In March 2007, we entered into an amendment to this services agreement to provide that, if requested by the Board of Directors, Mr. Levin will remain as Chairman of the Board, following our appointment of a permanent Chief Executive Officer, through September 25, 2007 (the last date of the term of the Services Agreement), with an increase in the monthly compensation paid to JWL Partners by $100,000 in the aggregate for the services of Mr. Levin and JWL Partners, which will be paid for the period starting February 1, 2007 through a period of 90 days following the end of Mr. Levin’s term under the Services Agreement as interim Chief Executive Officer, but in no event beyond September 25, 2007. This supplemental fee will be payable in full in the event of a change of control or specified involuntary termination events (including termination by us without cause or by JWL Partners due to our material breach of the agreement). The amendment also provided for the grant of options to purchase 65,301 shares of our common stock to Mr. Levin and the grant of options to purchase 21,766 shares of our common stock to each of two other members of JWL Partners. All of these options have an exercise price equal to the fair market value of our common stock on the grant date and become exercisable on September 25, 2007, or earlier in the event of a change of control or specified involuntary termination events (including termination by us without cause or by JWL Partners due to our material breach of the agreement).

CEO Employment Agreement. On March 25, 2007, we entered into an employment agreement with Mr. Steven A. Lightman to serve as our Chief Executive Officer. Under the agreement, which has a term of three years, he receives an initial annual base salary of $550,000 and reimbursement of certain expenses related to his relocation to the San Francisco area. He will be eligible to receive an annual incentive bonus, with a target bonus of 100% of his base salary with actual bonus to be based on achievement of performance goals set by the Board of Directors or Compensation Committee each year and the incentive bonus for the 2007 fiscal year prorated for the period he is actually employed. His minimum bonus for the 2007 fiscal year will be 50% of his salary paid during such year. He will receive options to purchase 450,000 shares of common stock, which will vest annually over 4 years and will have an exercise price equal to the fair market value of our common stock on the date of grant. If Mr. Lightman’s employment is terminated by us without cause or he resigns for good reason (as defined in the employment agreement), he will receive an amount equal to 24 months base salary (currently totaling $1.1 million), the continuation of health benefits for a period of 24 months and a prorated portion of his incentive bonus for the year in which his employment terminated.

Executive Severance Policy. In October 2006, we adopted an executive severance policy. Under the terms of the policy, if executive officers are involuntarily terminated without cause, they may be eligible to receive up to nine months of base pay and health benefits (or less if they become employed by another company during the nine-month period following termination), in exchange for signing a general release of claims against us. We reserve the right to amend, modify or terminate the policy or any portion of it at any time, and for any reason. The named executive officers eligible for this policy at January 31, 2007 were Mr. Nelson and Mr. Feroe. If Mr. Nelson had been terminated by us on January 31, 2007, he would have been eligible to receive $232,500 in severance pay. If Mr. Feroe had been terminated by us on January 31, 2007, he would have been eligible to receive $225,000 in severance pay and $10,550 in medical benefits. Mr. Trabeaux received severance benefits based on this policy, as shown in the Summary Compensation Table above.

Former Executives’ Separation Agreements. In December 2006, we entered into a Settlement Agreement with Mr. Thalheimer. Under the terms of the Settlement Agreement, in lieu of any amounts payable to Mr. Thalheimer under his employment agreement with us dated October 21, 2002, and in full satisfaction of any severance obligation of us to him, Mr. Thalheimer was entitled to receive the following amounts: (i) severance in the amount of $1,775,000 on April 1, 2007; (ii) the ability to exercise his vested stock options for an extended period of time, as described below; (iii) continued health coverage for himself and his dependents until his death (or in the case of his dependents, until the later of Mr. Thalheimer’s death or September 30, 2016); (iv) payment of a nonqualified retirement benefit of $3,900,000 on April 1, 2007; (v) $300,000 on April 1, 2007 as an allowance to assist him in renting office space and in securing secretarial assistance for three years; (vi) reimbursement of fees and expenses of counsel incurred by him in connection with the negotiation of the Settlement Agreement, up to $80,000; (vii) purchase from us certain sculptures for $10,000 (which reflects the customary directors’ discount of 50% from our retail price for these sculptures); and (viii) lifetime entitlement to retain his 50% discount on all goods sold by us, up to $50,000 per year (based on the marked retail price of such goods). As of the date of the settlement agreement, Mr. Thalheimer held 608,500 vested options to purchase shares of our common stock, which under the terms of the settlement agreement will remain outstanding until the earlier of (1) the date they expire by their own terms for reasons unrelated to Mr. Thalheimer’s termination, (2) in the case of any option granted to Mr. Thalheimer prior to October 21, 2002, March 15, 2007 (or, if later, 30 days after such options could be exercised without violating securities laws) and (3) in the case of any option granted to Mr. Thalheimer after October 21, 2002, December 22, 2010. The exercise price of certain of his options were increased as determined by the Board of Directors in connection with our restatement.

In December 2006, we entered into a separation agreement with Mr. Forgan, which superseded Mr. Forgan’s employment agreement with us dated May 10, 2006. Under the terms of the separation agreement, to the extent Mr. Forgan was eligible and elected to continue health coverage under COBRA, we agreed to pay the premiums for up to 12 months, although we have not paid any amounts under this provision. As of his termination of employment, Mr. Forgan held 35,000 vested options to purchase shares of our common stock, which under the terms of the Separation Agreement will remain outstanding until November 8, 2007 but with their exercise prices increased as determined by the Board of Directors in connection with our restatement. Mr. Forgan also agreed to provide non-financial consulting services to aid in the updating of our informational reporting system until March 8, 2007 for which he was to be paid a consulting fee equivalent to $25,000 per month.

In December 2006, we entered into a separation agreement with Ms. Wan, pursuant to which, in lieu of any amounts payable to Ms. Wan under her employment agreement with us dated May 10, 2006, and in full satisfaction of any severance obligation of us to her, Ms. Wan received severance in the amount of $32,251. Her paid health coverage will continue pursuant to the terms of the letter agreement between her and us dated October 20, 2003. As of her termination of employment, Ms. Wan held 373,000 vested options to purchase shares of our common stock, which under the terms of the separation agreement will remain outstanding until November 8, 2007, but with their exercise prices increased as determined by the Board of Directors in connection with our restatement.

Compensation Committee Interlocks and Insider Participation

From February 1, 2006 until July 6, 2006, our Compensation Committee consisted of Morton David and George James and former directors Gerald Napier and Pamela Joyner. From July 6, 2006 through January 31, 2007, our Compensation Committee consisted of David Meyer (Chair), Morton David, Bill Fields and Howard Gross, and on January 30, 2007, Marc Leder joined the Compensation Committee. None of our executive officers serves as a member of the board of directors or Compensation Committee of any entity which has one or more executive officers serving as a member of our board of directors or Compensation Committee. No member of our Compensation Committee during fiscal 2006 is our former or current officer or employee.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (2)	All Other Compensation (3)	Total
Morton E. David	$40,167	$9,978	$42,423	$2,376	$94,944
William (Bill) Fields	$29,000	$5,626	$11,822	$233	$46,681
Howard Gross	$36,500	$5,626	$11,822	$79	$54,027
George B. James	$46,333	$9,978	$42,423	$40	$98,774
Michael S. Koeneke	$33,500	$5,626	$11,822	$326	$51,274
Howard M. Liebman	$54,000	$5,626	$11,822	$0	$71,448
David M. Meyer(4)	$39,500	$5,626	$11,822	$197	$57,145
Pamela Joyner(4)	$13,667	$0	$63,478	$0	$77,145
Gerald Napier(4)	$16,167	$0	$63,478	$469	$80,114
Alan Thalheimer(4)	$11,500	$0	$63,478	$367	$75,345

(1)	This table does not include Mr. Jerry W. Levin or Mr. Richard Thalheimer, who each served as both a director and an executive officer during the last fiscal year. Each of Mr. Levin and Mr. Thalheimer received compensation under our director compensation policy described below for his services as a member of the board of directors while not serving as an executive officer. This director compensation is included under “Executive Compensation” above.
(2)	This column represents the dollar amount recognized as compensation expense for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options and stock awards granted during fiscal 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note F—Stockholders’ Equity in the Notes to the Consolidated Financial Statements in this Proxy Statement.

The equity awards granted during fiscal 2006 in accordance with our director compensation policy had the following “fair values” as of the grant date: for options granted on February 1, 2006, $5.22 per share; for options granted on May 1, 2006, $8.44 per share; for options granted on July 6, 2006, $6.05 per share; for options granted on August 1, 2006, $5.79 per share; and for options granted on November 1, 2006, $5.75 per share; for restricted stock awards granted on August 1, 2006, $10.45 per share; and for restricted stock awards granted on November 1, 2006, $11.03 per share.

As of January 31, 2007, the following aggregate number of unexercised stock options and unvested restricted stock awards were held by the remaining directors named in the table above: 35,000 options and 1,667 unvested shares by Mr. David; 77,000 options and 1,667 unvested shares by Mr. James; 4,167 options and 1,667 unvested shares by Mr. Gross; 4,167 options and 1,667 unvested shares by Mr. Fields; 4,167 options and 1,667 unvested shares by Mr. Meyer; 4,167 options and 1,667 unvested shares by Mr. Liebman; 4,167 options and 1,667 unvested shares by Mr. Koeneke.

(3)	Represents discounts on our products that are more than the discounts provided to our employees (including our executive officers).
(4)	Messrs. Napier and A. Thalheimer and Ms. Joyner left the Board of Directors on July 6, 2006. Mr. Meyer is not standing for re-election to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company.

ANNUAL REPORT

A copy of the 2006 Annual Report has been mailed concurrently with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of four members and acts under a written charter adopted and approved by the Board of Directors in 2004. The members of the Audit Committee are independent as defined by its charter, the Nasdaq National Market listing standards and the Securities Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 31, 2007 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

We reviewed and discussed with Deloitte & Touche, LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit related services provided to the Company by Deloitte & Touche LLP with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:

Howard Liebman, Chairman

Howard Gross

George James

Michael Koeneke

David Meyer

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating Committee of the Board of Directors is required under its charter to review all related party transactions and determine whether such actions are appropriate to undertake. If so, the Nominating Committee is authorized to approve such related party transactions.

Since February 1, 2006, we have engaged in the following transactions in which an executive officer, director, nominee for election as director or persons that beneficially own more than 5% of our outstanding Common Stock has an interest.

Settlement Agreement

On May 9, 2006, we, Richard J. Thalheimer, certain affiliated trusts of Mr. Thalheimer (together with Mr. Thalheimer, the “Thalheimer Entities”), and a group of investors led by Knightspoint Partners (the “Knightspoint Entities”) entered into an agreement with respect to the election of directors for the 2006 Annual Meeting of Stockholders and certain other related matters (the “Settlement Agreement”).

Pursuant to the Settlement Agreement, our Board of Directors was increased from seven to nine members at the 2006 Annual Meeting. Under the agreement, the Board nominated a slate of directors for election at the 2006 Annual Meeting consisting of Jerry W. Levin, Michael Koeneke and David Meyer (the “Knightspoint Nominees”), Mr. Thalheimer, Morton David and George James (the “Thalheimer Nominees”) and William R. Fields, Howard Gross and Howard Liebman (the “Independent Nominees”). Each of the Knightspoint Entities and the Thalheimer Entities agreed to vote in favor of such nominees at the 2006 Annual Meeting. We also agreed to appoint one Knightspoint Nominee, one Thalheimer Nominee and one Independent Nominee to serve on our Nominating Committee.

In connection with Mr. Thalheimer’s departure, the Settlement Agreement terminated.

Amendments to Rights Agreement

On May 9, 2006, we and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC), as Rights Agent, entered into Amendment No. 1 to the Rights Agreement dated as of June 7, 1999 (the “Rights Agreement”). Amendment No. 1 provided that the definition of “Acquiring Person” will exclude the Knightspoint Entities, but only during the time the Settlement Agreement is in effect and only to the extent the Knightspoint Entities and their affiliates or associates as a group (other than the Investor Group) are not, excluding shares held by the Thalheimer Entities, the beneficial owners of 15% or more of the shares of our common stock then outstanding.

On January 16, 2007, we and the Rights Agent entered into Amendment No. 2 to the Rights Agreement to amend and restate the definition of “Acquiring Person” to (1) increase from 15% to 20% the threshold under which the rights plan would be triggered, (2) remove the blanket exclusion of Mr. Thalheimer and his affiliated entities from the effects of the rights plan and (3) clarify that option grants by us (and the exercise of options to purchase our common stock) are excluded from the calculation of an Acquiring Person’s ownership for the purposes of the threshold.

JWL Partners Services Agreement

See the description of the Services Agreement among us, JWL Partners and Mr. Levin above under “Employment and Severance Arrangements.”

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered for inclusion in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held in 2008 must be received by the Company no later than April 8, 2008. However, if our 2008 Annual Meeting of Shareholders is not held between July 22, 2008 and September 20, 2008, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials. The proposal must be mailed to the Company’s principal executive offices at 350 The Embarcadero, Sixth Floor, San Francisco, California 94105. Such proposals may be included in next year’s Proxy Statement if they comply with applicable requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission and the Company’s Bylaws. If the Company is not notified of a stockholder proposal by May 23, 2008, then the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote against the stockholder proposal. However, if our 2008 Annual Meeting of Shareholders is not held between July 22, 2008 and September 20, 2008, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which may be presented for action at the meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jerry W. Levin

Jerry W. Levin

Chairman of the Board

July 25, 2007

San Francisco, California

Exhibit A

THE SHARPER IMAGE CORPORATION

MANAGEMENT INCENTIVE PLAN

Adopted April 18, 2007

1. Purpose. The purpose of The Sharper Image Corporation Management Incentive Plan (“Plan”) is to encourage improved profitability, return on investment, and growth of Sharper Image Corporation and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of performance based goals.

2. Definitions. Each of the following terms, as used herein, shall have the meaning ascribed to it hereunder:

(a) “Affiliate” shall mean, with respect to any person, any person that directly or indirectly controls, is controlled by or is under common control with, such person.

(b) “Award” shall mean a compensation award granted by the Committee pursuant to the Plan and contingent upon the attainment of Performance Factors with respect to a Performance Period.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Change in Control,” with respect to any Award shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred after the Effective Date (unless another definition is provided in an Award or written employment agreement applicable to the Participant and such definition is expressly approved by the Committee for purposes of the Plan, in which case such definition shall govern, or otherwise agreed to in writing by the Committee and the Participant):

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 50% of the Total Voting Power of the Company’s then outstanding Voting Securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation (b) if there is no such parent, of the Company or such surviving entity;

(ii) the following individuals cease for any reason during a 12-month period to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or

(iv) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Company or such entity.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee of Board; provided the Compensation Committee consists of two or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, and if the Compensation Committee does not satisfy such requirements, then such other Committee of the Board satisfying such requirement or, if no such Committee exists, then the Board.

(g) “Company” shall mean Sharper Image Corporation and its successors and assigns.

(h) “Covered Employee” shall mean a “covered employee” as defined in the Section 162(m) of the Code and the regulations promulgated thereunder.

(i) “Disability” shall mean (unless another definition is provided in an Award or written employment agreement applicable to the Participant and such definition is expressly approved by the Committee for purposes of the Plan, in which case such definition shall govern, or otherwise agreed to in writing by the Committee and the Participant) permanent disability as determined pursuant to the Company’s long-term disability plan or policy, in effect at the time of such Disability.

(j) “Effective Date” shall mean, subject to stockholder approval of the Plan, February 1, 2007. In the absence of stockholder approval, the Plan (and any Awards made pursuant to the Plan without stockholder approval) shall be null and void.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Executive Officer” shall mean an “executive officer” as defined in Rule 3b-7 of the rules promulgated under the Exchange Act.

(m) “Participant” shall mean each employee of the Company who has been selected by the Committee as a participant in the Plan during a Performance Period.

(n) “Performance Factors” shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following: earnings per share; net income; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); earnings from continuing operations; cash flow; inventory turns; working capital; return on equity; return on assets and/or sales (net and/or gross); gross margin; gross margin return on inventory investment; gross sales, net sales; cash generated; licensing royalties and/or fees; comparable store sales; sales per square foot; return on sales, return on equity; gross margin per square foot; productivity, expense management; capital management, order to cash, budget achievement; customer service; stock price; total stockholder return; or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of a Company, a business unit, product line, or any combination thereof. Performance Factors may be expressed as absolute targets or measured relative to an index or peer group. Other than Awards to Covered Employees for any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m) of the Code with respect to such Covered Employee, Performance Factors may also include such objective or subjective personal performance goals as the Committee may, from time to time, establish.

(o) “Performance Period” shall mean the Company’s fiscal year, or such other period as designated by the Committee.

(p) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, or (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) a trustee of other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate.

(q) “Total Voting Power” shall mean, with respect to any company or entity, the aggregate number of votes which all shares of Voting Securities would be entitled to cast in the election of directors to the board of directors of such Company if all such shares were present at a meeting of such Company’s stockholders for the purpose of electing directors.

(r) “Voting Securities” shall mean, with respect to any company or entity, the shares of capital stock, excluding the votes of shares of capital stock having such entitlement only upon the happening of a contingency, entitled to cast votes in the election of directors to the board of directors of such Company.

3. Administration. The Plan shall be administered by the Committee. The Plan is intended to be administered so as to qualify the incentive pay as “performance-based compensation” under Section 162(m) of the Code. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company to the extent permitted by Section 162(m) of the Code and as specified in Section 5(a), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Except (i) with respect to the direct reports of the Chairman (if any) or Chief Executive Officer and (ii) as required to comply with Section 162(m) of the Code, or other applicable law (and only if such laws apply), or any listing requirement of the NASDAQ National Market System or any other exchange on which the Company’s securities may be listed, including but not limited to an Executive Officer or Covered Employee, (x) the Chairman shall have all of the authority, duties and responsibilities of the Committee under the Plan, and (y) the Committee may delegate all or any part of its authority, duties or responsibilities under the Plan (including but not limited to the authority set forth in the definition of Performance Factors and in Section 5 of the Plan) to such other appropriate officer of the Company, or in the case of ministerial duties to any employee or committee comprised of employees of any Company. For the avoidance of doubt, the Committee shall be responsible hereunder for any determinations of Performance Factors (including the attainment thereof) and Awards with respect to any Executive Officer or any Covered Employee.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Companies and the Participants (or any person claiming any rights under the Plan from or through any Participant).

4. Eligibility.

(a) Participants. Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee.

(b) New Participants. Unless otherwise determined by the Committee in its sole discretion, a Participant who commences participation in the Plan following the commencement of a Performance Period may participate with respect to all outstanding Performance Periods; provided, however, that the Awards payable with respect to each such Performance Period shall be prorated based on the number of days elapsed in such Performance Period.

5. Terms of Awards. Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a) General. Not later than 90 days after the commencement of each Performance Period (but in no case after 25% of the Performance Period has elapsed), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, with respect to a Performance Period, the Performance Factors applicable to each Award. Performance Factors may include a threshold level of performance below which no payment shall be made, levels of performance at which specified percentages of the Award shall be paid and a maximum level of performance above which no additional payment shall be made. The Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided, however, the Committee shall make appropriate adjustments in Performance Factors under an Award to reflect the impact of the following unusual, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company not reflected in such goals: restructuring charges, the sale or discontinuance of a business segment or unit, the impact of acquisitions, store closures, the sale of investment securities, gains or losses from litigation or claims, regulatory compliance or recalls, natural disasters, terrorism, or the effect of changes in laws, regulations or accounting principles, in any case to the extent permitted pursuant to Section 162(m) of the Code with respect to Awards made to Covered Employees.

(b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted for any single Performance Period be made to a Participant in an amount that exceeds $3,000,000.

(c) Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash, within a reasonable period after the end of the Performance Period, but in no event later than the 15th day of the third month following the end of the Performance Period.

(d) Certification by Committee. No payment in respect of any Award to any Covered Employee shall be made unless and until the Committee shall have certified in writing that the relevant Performance Factors and any other material terms were in fact satisfied and the amount of each payment to each such individual. Such certification may be pursuant to approved minutes of a meeting of the Committee at which such determinations were made.

(e) Restatements or Misconduct. In the event of a restatement or in the event the Board of Directors or the Committee determines that any fraud, gross negligence or willful misconduct by a Participant was a significant contributing factor to the Company paying any bonus that was in excess of what it otherwise should have been, the Board or Committee shall, to the extent permitted by governing law, have the authority to require reimbursement of all or a portion of the bonus awarded under the Plan to the extent the amount of the bonus was related to the restatement such that the restatement resulted in a higher bonus amount than what have otherwise would have been paid absent such restatement or such fraud, gross negligence or willful misconduct.

6. Term. The Committee shall set Performance Factors and grant Awards with respect to each Performance Period commencing with the initial Performance Period which shall begin February 1, 2007 and end January 31, 2008.

7. General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Transferability of Rights. Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.

(c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to make determinations with respect to or terminate such Participant’s employment.

(d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(e) Amendment, Termination and Duration of the Plan. The term of the Plan shall be five years from and including the Effective Date; provided that the Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates; provided that the Committee may in its sole discretion decrease an amount of an Award payable to a Participant upon attainment of specified Performance Factors, but in no event may the Committee increase the amount of an Award payable to a Covered Employee for any Performance Period for which the Plan is intended to satisfy the requirements of 162(m) of the Code with respect to such Covered Employee. No amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the termination of the Plan, Awards granted under the Plan shall remain outstanding subject to the terms of the Plan until the expiration of the Performance Period to which such Award relates or the earlier termination of the Award in accordance with the provisions of the Plan.

(f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g) Change in Control. Unless otherwise determined by the Committee prior to a Change of Control, in the event that the successor to the Company does not assume or continue this Plan or a Participant experiences a Qualifying Termination (as defined below) within three (3) months following a Change of Control, the Company shall pay to such Participant, as soon as practicable following the date of such Qualifying Termination or Change of Control, as applicable, a pro rata portion through the date of such Qualifying Termination or the Change of Control, applicable of the aggregate value of all Awards granted to such Participant for any Performance Period for which Awards are outstanding as of the date of such Qualifying Termination or Change in Control, as applicable, and which is uncompleted as of the Qualifying Termination or Change in Control, as applicable, calculated as to each such Award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the Change in Control or Qualifying Termination, as applicable and for any portion of the Performance Period that was to occur after the most recently completed fiscal quarter ending on or prior to the date of the Change in Control or Qualifying Termination, as applicable, assuming the achievement, at the target level, of the Performance Factors established with respect to such Award, all as determined by the Committee, and such Performance Periods and the Plan shall thereafter immediately terminate with respect to such Participants and the Company. For purposes of this Section a “Qualifying Termination” shall mean (i) the

Participant’s involuntary termination of employment by the Company without Cause (as such term is defined in the Company’s Executive Severance Plan); provided, however, that a Participant shall not experience an involuntary termination of employment if the Participant receives an offer of employment from a successor company at the same or greater level of base salary and otherwise on substantially comparable terms and conditions and in the same metropolitan area as prior to the Change of Control; or (ii) the Participant’s voluntary termination of employment within 30 days following the relocation, without the Participant’s consent, of the Participant’s principal place of employment more than 50 miles from the Participant’s principal place of employment as of the date of the Change in Control.

(h) Termination of Employment.

(i) Unless otherwise provided by the Committee or set forth below, a Participant must be actively employed by the Company or its Affiliates at the end of the Performance Period in order to be eligible to receive his or her Award.

(ii) Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death or Disability prior to the end of the Performance Period, the Participant’s Awards shall be cancelled, and in respect of such cancelled Award such Participant shall receive a pro rata portion of his or her Award that he or she would have received with respect to the applicable Performance Period based on actual performance for the Performance Period, which shall be payable at such time that Awards are payable to other Participants.

(iii) Unless otherwise provided by the Committee in connection with specified terminations of employment, if a Participant’s employment terminates for any reason, other than death or Disability, prior to the end of a Performance Period, no Award shall be payable to such Participant with respect to such Performance Period.

(i) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k) Beneficiary. A Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed		FOR	AGAINST	ABSTAIN
1. Election of Directors.	☐	☐	2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered accounting firm. (The Board of Directors recommends a vote FOR.)	☐	☐	☐
(INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below:				FOR	AGAINST	ABSTAIN
			3. Proposal to approve the Management Incentive Plan. (The Board of Directors recommends a vote FOR.)	☐	☐	☐
Nominees: 01 Jason G. Bernzweig 02 Morton E. David 03 Peter A. Feld 04 William “Bill” R. Fields 05 Howard Gross 06 George B. James	07 Michael S. Koeneke 08 Mark J. Leder 09 Jerry W. Levin 10 Howard M. Liebman 11 Steven A. Lightman		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and in the discretion of the proxy holders upon such other business as may properly come before the meeting and at any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date	, 2007

Please sign exactly as name appears above. When shares are held jointly, every holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/shrp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY	PROXY

SHARPER IMAGE CORPORATION

350 The Embarcadero, Sixth Floor, San Francisco, CA 94105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rebecca Roedell and Gary Chant, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Sharper Image Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Sharper Image Corporation to be held at the Sharper Image Corporation corporate office, 350 The Embarcadero, Sixth Floor, San Francisco, California 94105 on Tuesday, August 21, 2007 at 10:00 a.m., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat:

(Continued, and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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